                                 EXHIBIT 99.2

                      -------------------------------
                                News Release
                      -------------------------------


                             PEGASUS GOLD UPDATE

            (all dollar amounts in this release are in US dollars)

SPOKANE, WA - March 10, 1998 - Pegasus Gold Inc. (PGU - ME; PSGQF - OTC B.B.) reports that the Company has recalculated its ore reserves and resources as of December 31, 1997 using a long-term gold price of $350 per ounce. All reserve pits and stopes were redesigned based on $350 gold price optimizations. The primary changes to the 1998 ore reserves are that Mt. Todd has been reclassified as additional mineralization removing it from proven and probable reserves because the asset is under Voluntary Administration in Australia, the removal of Zortman from ore reserves since the Extension Project is no longer economic at current prices, and the elimination of Black Pine and Beal Mountain from all categories since both sites are in closure. As a result of ore reserve reductions and the lower gold price assumption used for calculating reserves, the Company expects to record a reduction in the carrying values of its operating mines in the fourth quarter of 1997.

The Company's proven and probable reserves declined to 1.2 million contained ounces of gold during 1997 as a result of mining and the above noted changes. At year-end 1997, total mineralized material increased to 2.4 million ounces of contained gold, with the majority of the increase resulting from the reclassification of the Mt. Todd, Zortman and Pullalli mines to this category. At ongoing operations, mineralized material increased to 533,000 contained ounces of gold with the majority of the increase coming at Montana Tunnels. During 1997, total additional mineralization decreased slightly to
5.1 million ounces of contained gold. Additions of 700,000 ounces at Florida Canyon and 100,000 ounces at Diamond Hill were offset by reductions at Montana Tunnels and Mt. Todd.

The Company calculated the proven and probable ore reserves using different gold price scenarios. At $400 per ounce gold, the proven and probable reserves at Florida Canyon, Montana Tunnels and Diamond Hill would increase 7 percent to 1.3 million contained ounces of gold, while at $300 per ounce gold, the proven and probable reserves at Florida Canyon, Montana Tunnels and Diamond Hill would decrease by 23 percent to 949,400 contained ounces of gold.

1997 PRODUCTION AND EXPLORATION UPDATE

During 1997, the Company's six mines produced 469,952 ounces of gold at a total cash cost of $308 per ounce, compared to 497,340 ounces at a total cash cost of $301 per ounce a year earlier. During the fourth quarter of 1997, the Company produced a total of 116,902 ounces of gold compared to 146,107 ounces in the fourth quarter of 1996. Total cash costs in the fourth quarter of 1997 were $339 per ounce compared to $303 per ounce for the same period in 1996.

During the fourth quarter of 1997, operations ceased at both Beal Mountain and Black Pine as ore deposits were mined out and the Mt. Todd Mine was placed on care and maintenance.

The Company's ongoing operations include Florida Canyon, Montana Tunnels and Diamond Hill which are expected to produce approximately 300,000 ounces of gold at an average total cost of $250 per ounce in 1998.

Florida Canyon: Development and exploration activities in 1997 in the Radio Tower East, Jasperoid Hill, Cone and Headwaters areas all added upside resource potential. Exploration drilling at the Headwaters target now stands at 22 holes totaling 3,316 meters. Favorable results received from drilling in the northern portion of the target continue to indicate an up dip
expansion of mineralization from Radio Tower East.    The best hole to date
penetrated 50.3 meters of oxide mineralization with a grade of 1.44 grams per tonne (g/t) gold starting at 9.1 meters. Currently, all exploration and development activity at Florida Canyon is directed toward developing and increasing minable ore reserves.

Diamond Hill: The 1997 exploration program had encouraging drill results within the North and Glory Hole Zones verifying that these zones continue to depth. At the adjacent Blacksmith property Phase I drilling commenced and eleven RC holes totaling 1,606 meters were completed by year-end. Initial results were very encouraging. Four holes penetrated significant intervals of high and low grade mineralization. One of the best holes, Hole 1 returned two high grade zones averaging 7.6 meters grading 3.7 g/t gold and 15.2 meters grading 4.3 g/t gold contained within a lower grade envelope of 44.2 meters grading 1.05 g/t gold. Also, Hole 3 returned two high grade zones averaging 3 meters grading 38.7 g/t gold and 12.2 meters grading 17.5 g/t gold within a lower grade envelope of 41.2 meters 1.05 g/t gold. The gold mineralization is associated with altered and pyritized volcanics defined by a distinct geophysical IP anomaly approximately 700 meters long and 300 meters wide. Follow-up drilling is continuing.

Capira Dorada Project, Panama: Reconnaissance sampling was completed on thirteen separate target areas throughout the concession. Based on these results, seven different drill targets have been established. However, due to the Company's current financial position, Pegasus has asked its partners to suspend the Company's obligations for six months.

Brazil: Pegasus is in the process of joint venturing most of its properties in Brazil. The Independencia property has been joint ventured with Placer Dome who has commenced drilling to test for possible projections of the stockwork and sheeted vein systems outside of the known mineralized area. The program is still in the early stages and significantly more work will be completed on the joint venture.

1998 PLANS

Overall, gold production in 1998 is expected to be approximately 300,000 ounces. Pegasus expects that total cash costs for 1998 will be $250 per ounce. The Company anticipates that from existing operations gold production could increase in 1999 to the 350,000 ounce level at a total cash cost of $200 per ounce.

GOLD PRODUCTION


                                1997a          1998e          1999e
      MINE                     (ounces)       (ounces)       (ounces)
----------------               --------       --------       --------

Florida Canyon...............   163,320        185,000        235,000

Montana Tunnels..............    78,517         70,000         75,000

Diamond Hill.................    41,709         45,000         40,000

Mt. Todd.....................   100,300           --             --

Black Pine...................    44,080           --             --

Beal Mountain................    30,740           --             --

Zortman......................    11,286           --             --
                               --------       --------       --------

  Total                         469,952        300,000        350,000
                               --------       --------       --------
                               --------       --------       --------



TOTAL CASH COST PER OUNCE

The total cash cost per ounce conforms to the Gold Institute Standards which includes royalties. Montana Tunnels assumes zinc prices of $0.55 per pound and silver prices of $5.00 per ounce in 1998 and 1999 in calculating by-product credits.

                               1997a          1998e          1999e
    MINE                       ($/oz)         ($/oz)         ($/oz)
---------------                ------         ------         ------

Florida Canyon...............    323            285            230

Montana Tunnels..............    258            170             90

Diamond Hill.................    261            225            235

Mt. Todd.....................    338             --             --

Black Pine...................    296             --             --

Beal Mountain................    320             --             --




                               1997a          1998e          1999e
    MINE                       ($/oz)         ($/oz)         ($/oz)
---------------                ------         ------         ------

Zortman......................    343             --             --
                               ------         ------         ------
  Average....................   $308           $250           $200
                               ------         ------         ------
                               ------         ------         ------


At Florida Canyon, the Company has reviewed and changed the mining plan significantly. During 1998, ore will be placed on the existing heap leach pad resulting in expected gold production of 185,000 ounces at a total cash cost of $285 per ounce. The new reserve model reduces the strip ratio considerably resulting in a lower mining cost per tonne. Additionally, mining costs improve due to efficiencies gained in shorter waste hauls, rock characteristics improve and less working faces to maintain resulting in more efficient operations. The overall capital required for the site has been reduced because the Company intends to build an extension to the existing heap leach pad as opposed to building a completely separate heap leach pad. Engineering is underway on the design of an extension to the existing heap leach pad eliminating approximately $10 million in capital expenditures required for a new pad. For 1998, the Company is planning capital expenditures of approximately $2.3 million at Florida Canyon.

Montana Tunnels and Diamond Hill are expected to produce approximately 115,000 ounces of gold combined during 1998. Processing of Diamond Hill ores will be via truck haulage to Montana Tunnels with ongoing ore blending and batch treatment at the Tunnels mill. The majority of Diamond Hill's ore will come out of the North and Glory Hole Zones for 1998.

Zortman Extension Project

The Company has decided that it will not proceed with the Zortman Extension Project and that it will proceed with the reclamation of the existing site. Factors contributing to this decision include the IBLA's inaction on the appeal of the Record of Decision (which effectively precludes work on the Extension Project) and the recent recalculation of the ore reserves at $350 per ounce gold which show that the Zortman Extension Project cannot support a $30 to $40 million capital investment necessary to construct the expansion project. The Company feels that at current gold prices the Zortman Extension Project is uneconomic at this time and will not proceed, therefore, a write-down will be recorded in the fourth quarter of 1997.

1998 Exploration Program

The Company is planning a $4.3 million exploration program for 1998. The majority of the exploration spending is planned at Florida Canyon and Diamond Hill, which are targeted to continue to add to the reserve and resource base.


CHAPTER 11 UPDATE

Subsequent to the Company filing for protection under Chapter 11 on January 16, 1998, a Creditors' Committee has been formed. The committee consists of nine creditors, of which three represent lenders under the revolving credit facility, three represent convertible subordinated note holders and three are trade creditors. The first meeting of creditors (the "341" meeting) was held in Reno, Nevada on March 9, 1998.

As previously reported, the Company has engaged workout specialists to assist in preparation of a business plan and a plan of reorganization to restructure the Company's obligations. The plan of reorganization will be submitted later this year, but confirmation of a plan and consummation of it may be 9 to 15 months in the future. Pegasus management is committed to reorganizing and emerging from Chapter 11 as an operating Company with the appropriate capital structure in place producing gold from at least two or more mines.

Statements in this release which are not historical data are forward looking and involve a number of risks and uncertainties, including but not limited to the price of gold and other commodities and currencies, production, construction and permitting or regulatory delays, reserve estimation of tonnage, grade and metallurgical recoveries, exploration success and reserve growth, litigation, capital costs, and other risks that are detailed in the Company's SEC filings.

Pegasus Gold Inc. is an international gold mining company, headquartered in Spokane, Washington. The Company carries out exploration internationally through offices located in Santiago, Chile; and Panama City, Panama. The common shares of Pegasus are traded under the symbol PGU on the Montreal Exchange. The common shares also trade over the counter in the United States under the symbol PSGQF.

                               Two tables follow


For further information, contact:

John W. Pearson
Vice President, Investor and Public Relations
509-624-4653

                               PEGASUS GOLD INC.

GOLD RESERVES(1) AS OF DECEMBER 31, 1997


                               Tonnage        Grade         Contained
                               (Tonnes       (grams/         Ounces
Proven and Probable             000's)        tonne)         (000's)
-------------------            -------       -------        ----------

Florida Canyon.............     39,498         0.69              877

Montana Tunnels............     17,589         0.55              308

Diamond Hill...............        198         8.10               51
                               -------       -------        ----------
  Total....................     57,285         0.67            1,236
                               -------       -------        ----------
                               -------       -------        ----------


Mineralized Material

Florida Canyon.............      6,903         0.72              159

Montana Tunnels............     18,603         0.57              343

Diamond Hill...............        110         8.76               31
                               -------       -------        ----------
  SubTotal.................     25,616         0.65              533


Mt. Todd(2)................     23,190         1.27              949

Zortman(3).................     22,026         0.58              410

Pullalli(4)................      9,135         1.60              470
                               -------       -------        ----------
  Total....................     79,967         0.92            2,362
                               -------       -------        ----------
                               -------       -------        ----------


Additional Mineralization

Florida Canyon.............    104,531         0.63            2,120

Montana Tunnels............     14,043         0.52              233

Diamond Hill...............        645         7.89              164
                               -------       -------        ----------
  Sub Total................    119,219         0.66            2,517


Mt. Todd(2)................     43,191         1.14            1,581

Zortman(3).................     53,269         0.54              919

Pullalli(4)................      4,067         0.89              117
                               -------       -------        ----------
  Total....................    219,746         0.73           5,134
                               -------       -------        ----------
                               -------       -------        ----------


(1) Ore reserves are calculated using a $350 per ounce gold price(2) Mt. Todd was placed in voluntary administration in Australia in December 1997

(3) The Company is not going ahead with the Zortman Extension at this time

(4) The Company may sell the Pullalli property

               PEGASUS GOLD INC.
               OPERATIONS STATISTICS(1)

                                                  Three Months Ended        Twelve Months Ended
                                                      December 31               December 31
                                                   1997        1996           1997         1996
                                                  -------    --------       --------     --------
FLORIDA CANYON

Production:       Gold (Ounces).................   35,196      64,513        163,320      183,176
                  Silver (Ounces)...............   28,178      34,397        146,567      104,684
Ore Mined         tonnes (000's)................    2,344       4,027         10,795       13,881
Cash Operating Cost.............................     $363        $236           $310         $250
Total Cash Cost.................................     $378        $256           $323         $266
Total Production Cost...........................     $475        $353           $424         $342

MONTANA TUNNELS(2)
Production:       Gold (Ounces).................   35,761      24,849        120,226       81,558
                  Silver (Ounces)...............  154,208     231,331        796,003      921,512
                  Lead (Tons)...................    1,800       1,845          8,499        7,049
                  Zinc (Tons)...................    4,568       3,276         20,861       18,312
Ore Milled        tonnes (000's)................    1,066       1,232          4,823        5,006
Cash Operating Cost.............................     $360        $367           $234         $286
Total Cash Cost.................................     $372        $401           $259         $326
Total Production Cost...........................     $433        $570           $373         $491

MT. TODD
Production:       Gold (Ounces).................   25,315      12,129        100,300       62,613
                  Silver (Ounces)...............    3,303        --           11,968         --
Ore Milled        tonnes (000's)................      876         491          2,611        4,004
Cash Operating Cost.............................     $322        $306           $338         $370
Total Cash Cost.................................     $320        $306           $338         $371
Total Production Cost...........................     $458        $826           $480         $553

ZORTMAN

Production:       Gold (Ounces).................    1,507       7,820         11,286       37,043
                  Silver (Ounces)...............    1,440      30,904         19,464      129,807
Ore Mined         tonnes (000's)................      --         --             --            126
Cash Operating Cost.............................     $283        $300           $327         $309
Total Cash Cost.................................     $302        $319           $343         $322
Total Production Cost...........................     $465        $454           $503         $445

BEAL MOUNTAIN
Production:       Gold (Ounces).................    9,455      13,157         30,740       45,067
                  Silver (Ounces)...............    1,226       2,523          4,878        7,834
Ore Mined         tonnes (000's)................     --           473            672        1,718
Cash Operating Cost.............................     $332        $352           $289         $339
Total Cash Cost.................................     $365        $383           $320         $365
Total Production Cost...........................     $449        $484           $407         $524

BLACK PINE
Production:       Gold (Ounces).................    9,668      23,639         44,080       87,883
                  Silver (Ounces)...............    3,205       6,121         16,204       30,995
Ore Mined         tonnes (000's)................    1,069       2,135          2,654        8,726
Cash Operating Cost.............................     $302        $250           $276         $258
Total Cash Cost.................................     $316        $276           $296         $284
Total Production Cost...........................     $326        $311           $307         $320

CONSOLIDATED TOTALS
Production:       Gold (Ounces)-100%............  116,902     146,107        469,952      497,340
                  Silver (Ounces)...............  191,560     305,276        995,084    1,194,832
                  Lead (Tons)...................    1,800       1,845          8,499        7,049
                  Zinc (Tons)...................    4,568       3,276         20,861       18,312
Ore Mined/Milled  tonnes(000's).................    5,355       8,358         21,555       33,461
Cash Operating Cost.............................     $327        $280           $292         $280
Total Cash Cost.................................     $339        $303           $308         $301
Total Production Cost...........................     $426        $440           $413         $409


1 Cash Operating costs calculated include all operating costs at the mine sites, but exclude royalties, production taxes and reclamation. Total cash costs include royalties and production taxes, but exclude reclamation. Total production costs include reclamation and depreciation, depletion and amortization.

2 Includes production from Diamond Hill, net of by-product credits.